Exhibit 99.1

FIRST COMMUNITY BANK CORPORATION OF AMERICA

9001 BELCHER ROAD • PINELLAS PARK, FLORIDA 33782

TELEPHONE: (727) 520-0987

December 29, 2009

Re:    Public Offering

Dear Fellow Shareholder:

Enclosed is a prospectus for our public offering (the “Offering”) of units (“Units”) consisting of one share of $25.00 liquidation amount 10% cumulative convertible perpetual preferred stock (“Preferred Stock”) and four shares of our $0.05 par value common stock (“Common Stock”) offered at a price of $33.33. This Offering is scheduled to close January 29, 2010, but may be extended for up to 15 days by the Company. We are making this offering to our existing shareholders, but are also offering it to the public. All purchase orders will be taken on a first come, first serve basis.

If you desire to purchase Units, please complete and sign the short form attached, and return it with a check made to First Community Bank of America in full payment of the Units to be purchased to:

Via mail or overnight delivery:

Kay M. McAleer, Vice President/Corporate Secretary

9001 Belcher Road

Pinellas Park, FL 33782

Yours very truly,

Kenneth P. Cherven President and Chief Executive Officer